UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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RELIANT ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

and

Notice of 2005 Annual Meeting of Stockholders

April 28, 2005

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the 2005 Annual Meeting of Stockholders of Reliant Energy, Inc. on Tuesday, June 7, 2005, beginning at 9:00 a.m., Eastern Time, at the Renaissance Pittsburgh Hotel, 107 Sixth Street, Pittsburgh, Pennsylvania, in the Symphony Ballroom.

At the meeting, stockholders will be asked to:

1.	Elect two directors to our Board of Directors;

2.	Ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent auditors for 2005;

3.	Vote on a stockholder proposal requesting that the Board of Directors take action required to eliminate the classified structure of the Board; and

4.	Transact such other business that may properly come before the meeting.

Stockholders of record at the close of business on April 12, 2005 are entitled to vote. Each share entitles the holder to one vote. You may vote by (a) attending the meeting, (b) completing the enclosed proxy card or (c) telephone or over the Internet by following the instructions on the enclosed proxy card. For specific voting information, see “General Information” beginning on page 1 of the enclosed proxy statement.

Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or use telephone or Internet voting.

Attendance is limited to stockholders of Reliant Energy, Inc. Check-in will begin at 8:15 a.m. Stockholders holding stock in brokerage accounts will need to bring a brokerage statement as proof of share ownership. If you need special assistance at the Annual Meeting because of a disability, please contact our Assistant Corporate Secretary, Wendi Zerwas, at (713) 497-5636.

Sincerely,

Michael L. Jines
Senior Vice President,
General Counsel and Corporate Secretary

GENERAL INFORMATION	1

What is the purpose of the Annual Meeting?	1
Who is entitled to vote at the Annual Meeting?	1
How many votes do I have?	1
How do I vote?	1
Can I change my vote?	2
What are the Board’s recommendations?	2
How many votes must be present to hold the Annual Meeting?	2
What vote is required to approve each item?	2
How are my votes counted?	2
What if I do not vote for some of the matters listed on my proxy card?	3
Can the shares that I hold in a brokerage account or the Reliant Benefit Plans be voted if I do not return my proxy card, vote by telephone or over the Internet or attend the Annual Meeting?	3
Could other matters be decided at the Annual Meeting?	3
What happens if the Annual Meeting is postponed or adjourned?	3

CORPORATE GOVERNANCE	4

Governance of the Company	4

Corporate Governance Guidelines	4
Code of Business Conduct	4
Corporate Compliance Program	5

Board of Directors	5

Meetings of the Board	5
Meetings of Non-Management Directors and Lead Director	5
Substantial Majority of Independent Directors	5
Director Attendance at Annual Meetings	6
Director Stock Ownership	6
Director Orientation and Continuing Education	6
Limitation on Number of Public Company Board Memberships	6
Change in Professional or Personal Circumstances	7
Mandatory Director Retirement and Term Limits	7
Board and Individual Director Evaluation Process	7
Succession Planning for the Chief Executive Officer	7

Committees of the Board	8

Committee Composition and Meetings	8
Summary of Committee Responsibilities and Regulatory Compliance	8
Audit Committee	8
Nominating & Governance Committee	9
Compensation Committee	9

Director Nominations	10

Director Qualifications and Nomination Process	10
Submission of Stockholder Nominations to the Board of Directors	10
Stockholder Communications to the Board	11

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RELIANT ENERGY, INC.

1000 Main Street

Houston, Texas 77002

(713) 497-3000

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Reliant Energy, Inc. for the 2005 Annual Meeting of Stockholders and for any adjournment or postponement of the Annual Meeting. In this proxy statement, we refer to Reliant Energy, Inc. as “the Company,” “we,” “our” or “us.”

We intend to mail this proxy statement and a proxy card to stockholders starting on or about May 6, 2005.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, ratification of our independent auditors and consideration of a stockholder proposal, if properly presented at the meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 12, 2005, the record date for the meeting, are entitled to receive notice of and participate in the Annual Meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions on the Internet or by telephone or to vote in person at the Annual Meeting.

If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by following the instructions that accompany your proxy materials.

If you hold your shares indirectly in the Reliant Energy, Inc. Savings Plan or the Reliant Energy, Inc. Union Savings Plan (collectively, the “Reliant Benefit Plans”), you have the right to direct the trustee of the Reliant Benefit Plans how to vote as described on the proxy card.

How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the meeting.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the meeting. To vote by proxy, you must either:

•	Complete the enclosed proxy card, sign it and return it in the enclosed postage-paid envelope;

•	Vote by telephone by following the instructions on the enclosed proxy card; or

•	Vote over the Internet by following the instructions on the enclosed proxy card.

Can I change my vote?

Yes, you may change your vote by (a) sending in a new proxy card with a later date; (b) casting a new vote by telephone or over the Internet; or (c) sending a written notice of revocation to our Assistant Corporate Secretary by mail to Reliant Energy, Inc., P.O. Box 1384, Houston, Texas 77251-1384 or by facsimile at (713) 497-0140. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board and, with respect to the ratification of the auditors, the Audit Committee, recommends a vote:

•	FOR election of the nominated slate of directors (see Item 1);

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2005 (see Item 2); and

•	AGAINST approval of the stockholder proposal (see Item 3).

With respect to any other matter that properly comes before the meeting, Laree E. Perez and Steven L. Miller (the “Proxy Holders”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How many votes must be present to hold the Annual Meeting?

We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the shares entitled to vote are represented in person or by proxy at the meeting. As of the record date, 300,793,957 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of at least 150,396,979 shares of common stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the votes considered to be present at the meeting.

A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange determine whether or not matters presented at the Annual Meeting are routine or non-routine in nature. The election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent auditors are considered routine items. However, stockholder proposals are non-routine and thus brokers may not exercise discretion to vote on such proposals.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast. The ratification of Deloitte & Touche LLP’s appointment and the approval of the stockholder proposal each require the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.

How are my votes counted?

•	Election of Directors. You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of establishing a quorum but will have no effect on the election of directors.

•	Ratification of Our Auditors and Adoption of Stockholder Proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our auditors as well as the adoption of the stockholder proposal. If you “ABSTAIN” on either of these proposals, your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of either of these proposals.

What if I do not vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the Board’s recommendation, your shares will be voted “FOR” the director nominees listed on the proxy card, “FOR” the proposal to ratify the selection of our auditors and “AGAINST” the stockholder proposal.

Can the shares that I hold in a brokerage account or the Reliant Benefit Plans be voted if I do not return my proxy card, vote by telephone or over the Internet or attend the Annual Meeting?

•	Shares held in street name. If you do not vote your shares held in street name, your broker can vote your shares on any of the matters scheduled to come before the meeting, other than the stockholder proposal. If your broker does not have discretion to vote your shares held in street name on the stockholder proposal and you do not give your broker instructions on how to vote your shares, the votes will be considered as broker non-votes.

•	Shares held in the Reliant Benefit Plans. If you do not provide voting instructions as described on the proxy card for the shares you hold indirectly in the Reliant Benefits Plans, then the plan trustee will vote such shares in the same proportion as the shares for which timely instructions were received unless the trustee determines that to do so would not be an appropriate fiduciary action. Instructions must be provided by 12:00 a.m., Central Time, on June 3, 2005.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the meeting, the proxies will be voted at the discretion of the Proxy Holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

CORPORATE GOVERNANCE

The following sections summarize information about our corporate governance practices, the Board of Directors and its committees and the director nomination process.

Governance of the Company

Corporate Governance Guidelines

We are committed to having sound corporate governance principles. To evidence this commitment, the Board has adopted Corporate Governance Guidelines, which, along with the charters of the Board committees, our Business Ethics Policy and our Corporate Compliance Program, provide the framework for the governance of the Company. A complete copy of the current version of our Corporate Governance Guidelines, the charters of all our Board committees (Audit, Compensation and Nominating & Governance), the Business Ethics Policy and the Corporate Compliance Program are available on our Investor Relations website, which can be reached through a link at http://www.reliant.com/corporate. The Board of Directors regularly reviews corporate governance developments and modifies these charters, policies and programs as appropriate.

Code of Business Conduct

We have adopted a Business Ethics Policy that constitutes a code of conduct and ethics for our directors, officers and employees and satisfies the U.S. Securities and Exchange Commission’s (the “SEC”) definition of a “code of ethics.” All of our directors, officers and employees are required to annually certify their compliance with the Policy. The Policy requires that any exception to or waiver of the Policy for executive officers and directors be made only by the Board or an independent committee of the Board. We disclose any waivers or amendments to the Policy on our website. To date, we have neither received any requests for, nor granted, waivers of the Business Ethics Policy for any of our directors or executive officers.

Among other things, the Business Ethics Policy addresses:

•	Conflicts of interest;

•	Corporate opportunities;

•	Confidentiality;

•	Fair dealing;

•	Protection and use of our assets;

•	Compliance with laws, rules and regulations (including insider trading laws);

•	Reporting of any illegal or unethical behavior;

•	Gifts and entertainment; and

•	Proper conduct in interacting with government agencies and officials.

The Business Ethics Policy prohibits any executive officer or director from (a) seeking or accepting credit or an extension of credit in the form of a personal loan from the Company, (b) trading in Company securities acquired in connection with their service or employment (including long-term incentive awards, annual director awards, etc.) during any pension fund “black-out period” and/or (c), in the case of executive officers, receiving any tax services provided by the Company’s independent auditors.

Under the terms of the Business Ethics Policy, each independent director of the Company is required to use reasonable efforts to ensure that he or she does not have any relationships or engage in any activities that would result in the director not being independent, as defined by applicable laws, rules and regulations. Prior to engaging in any material relationship or activity that could reasonably be expected to affect his or her independence, the director must consult with the Company’s General Counsel or, in certain cases, the Board.

The Business Ethics Policy also sets forth procedures for employees and other representatives of the Company to report possible violations of laws, regulations or the Policy. Reports may be made to an employee’s immediate supervisor, the Corporate Compliance Officer, any member of the Corporate Compliance Office or the Office of Ethics and Compliance or any other senior Company official. Reports may also be made anonymously to the Corporate Compliance Officer by telephoning a toll-free compliance hotline, which is administered by a third party. All reported violations are investigated promptly and, to the extent possible, are treated confidentially. It is our policy that there shall be no acts of retaliation, intimidation, threat, coercion or discrimination against any individual for truthfully reporting, furnishing information or assisting or participating in any manner in an investigation, compliance review or other activity related to the administration of the Business Ethics Policy.

Corporate Compliance Program

We have a Corporate Compliance Program that implements measures to ensure compliance with the terms of the Business Ethics Policy. The compliance program is subject to oversight by the Audit Committee. Additionally, we have a Corporate Compliance Officer responsible for implementing and reviewing measures to ensure compliance with and proper functioning of the Business Ethics Policy. Our Corporate Compliance Officer works with the Office of Ethics and Compliance, a group composed of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Risk Control Officer, General Counsel and Corporate Compliance Officer, to monitor compliance with the Business Ethics Policy and confirm the current policies and controls adequately ensure that our business practices are consistent with the Business Ethics Policy. The Office of Ethics and Compliance meets monthly to discuss compliance matters and to monitor the efficacy and effectiveness of the Company’s Corporate Compliance Program.

Board of Directors

Meetings of the Board

Our employees manage our business under the direction and oversight of the Board of Directors, which is composed of seven directors. During 2004, the Board met six times with all of our directors attending at least 80% of the meetings.

Meetings of Non-Management Directors and Lead Director

To facilitate candid discussion by our non-management directors, the agenda for each regularly scheduled Board and committee meeting provides for a meeting of non-management directors in executive session. The Chairman of the Nominating & Governance Committee is designated as the Lead Director empowered under our Corporate Governance Guidelines to preside over meetings of non-management directors, assist in the preparation of the agenda for each meeting and review each such agenda in advance of the meeting.

Substantial Majority of Independent Directors

Our Corporate Governance Guidelines require that the Board be composed of a substantial majority of directors who meet the criteria for independence established by the New York Stock Exchange.

Pursuant to our Corporate Governance Guidelines, the Nominating & Governance Committee of the Board annually reviews relationships between each director and the Company and reports the results of its review to the Board, which then determines which directors satisfy the applicable independence standards. The Board has determined that independence will be assessed on a case-by-case basis rather than pursuant to arbitrary or categorical standards.

As a result of this process, our Board determined that each of the following directors is independent: Ms. Perez and Messrs. Barnett, Breeding, Caldwell, Miller and Transier. Mr. Staff, the Chairman of the Board and our Chief Executive Officer, is not considered by the Board to be an independent director because of his employment with the Company. In confirming Mr. Transier’s status as an independent director, the Board reviewed the terms of a sublease pursuant to which a subsidiary of Endeavour International Corporation, a corporation of which Mr. Transier is Co-Chief Executive Officer, a director and minority shareholder, subleased 16,013 square feet of unused office space in our corporate headquarters building effective January 2005. In determining that the sublease did not constitute a “material relationship” between Mr. Transier and the Company, the Board noted the relatively insignificant amount of lease payments (expected to be approximately $192,000 in 2005), the relatively small amount of office space subject to the sublease and the short term of the sublease (3 1/2 years). In addition, the Board observed that the Company received the advice of an independent real estate consultant that the terms of the sublease were (a) fair and reasonable, (b) consistent with subleases in comparable transactions in the Houston market and (c) on terms no more favorable than those that could have been obtained from unrelated parties in a similar transaction.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at annual meetings, all of our directors attended the 2004 Annual Meeting and we expect all will be present for the 2005 Annual Meeting.

Director Stock Ownership

We believe that equity ownership in a company aligns the interests of its directors more closely with the Company’s stockholders. As such, we have structured our director compensation programs to encourage equity investments in the Company. For additional information regarding director compensation, see “Compensation of Directors.”

Under our Corporate Governance Guidelines, within a reasonable period of time after election to the Board, each director is encouraged to own stock in the Company in an amount appropriate to his or her financial circumstances. In addition, stock ownership is one of the specific factors discussed and considered in conjunction with our annual director evaluation process.

Director Orientation and Continuing Education

At least annually, in connection with a regularly scheduled Board meeting, the Board offers a seminar to its members on topics relevant to the responsibilities of directors of public companies. In addition, the Company, on behalf of the Nominating & Governance Committee, prepares a list of external seminars for use by Company directors. Each director is encouraged to attend one external director education seminar per year. New directors participate in special orientation programs. The Nominating & Governance Committee reviews and evaluates the director education and orientation program on an annual basis. In 2005, all of our directors participated in director education programs. A copy of our Guidelines for Director Orientation and Continuing Education is available on our Investor Relations website, which can be reached through a link at http://www.reliant.com/corporate.

Limitation on Number of Public Company Board Memberships

To ensure that each director is able to devote sufficient time to performing his or her duties, our Board considers on a case-by-case basis the number of public company boards on which a director sits. Our Corporate Governance Guidelines require directors to advise the Chairman of the Board and the Chairman of the Nominating & Governance Committee prior to accepting an invitation to serve on the board of another public company. In addition, as part of the annual director evaluation process, the Board and the Nominating & Governance Committee take into account service on other boards as a factor in evaluating director performance or committee assignments. The Company’s Audit Committee Charter prohibits committee members from serving on the audit committee of more than two other public companies.

No member of our Board currently serves on the boards of more than two other public companies.

Change in Professional or Personal Circumstances

The Nominating & Governance Committee of the Board evaluates material changes in the personal or professional status of a director that may be expected to diminish the director’s ability to effectively function as a member of the Board. In addition, our Board considers changes (or expected changes) in professional status and health, family, business or personal issues that may bear on effectiveness of board service as part of the annual director evaluation process.

Mandatory Director Retirement and Term Limits

In July 2004, we amended our bylaws to eliminate a provision that required directors to retire at the age of 70 unless the Board of Directors made an affirmative determination to waive the provision. The Board eliminated the provision, in part, because its existence was inconsistent with the Board’s desire to encourage diversity in its membership. Instead of relying upon a fixed mandatory retirement age, our Board addresses in its annual evaluation of individual directors the following factors: health, changes in personal or professional circumstances and continuing interest in Board service. We believe that our annual evaluation process supplants the need for a mandatory retirement policy. As of May 1, 2005, the average age of our Board members was 59 years.

The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director’s term.

Board and Individual Director Evaluation Process

The Nominating & Governance Committee of the Board conducts an annual review and evaluation of the performance of the Board and its committees. The Committee solicits comments from all Board members and the results are reviewed with the Board. Because the purpose of this process is to increase Board effectiveness, the Committee also makes appropriate recommendations for Board action.

In addition, the Nominating & Governance Committee annually reviews the suitability for continued service of each director upon the expiration of his or her term and recommends to the Board whether or not the director should be re-nominated for election at the next annual meeting. As part of this process, the Nominating & Governance Committee develops, with input from other members of the Board, a discussion outline for use in connection with individual director evaluations. The Chairman of the Board meets privately with each director to review and discuss the outline and then reviews, on a confidential basis, the evaluation results with the Chairman of the Nominating & Governance Committee.

Succession Planning for the Chief Executive Officer

The Compensation Committee of the Board annually reports to the Board on succession planning, including policies and principles for executive officer selection, and works with the Board to evaluate potential successors to the Chief Executive Officer. As part of this process, the Compensation Committee is required to solicit views from the non-management members of the Board. The Company has also adopted policies regarding succession in the event of an emergency or the unexpected resignation, retirement or incapacity of the Chief Executive Officer.

Committees of the Board

Committee Composition and Meetings

The following table lists our three Board committees, the directors who currently serve on them and the number of committee meetings held in 2004. All of our directors attended at least 90% of the meetings of the Board committees on which they served in 2004.

Committee	Members	Number of Meetings Held in 2004
Audit Committee	Laree E. Perez (Chairman) Donald J. Breeding William L. Transier	10

Compensation Committee	William L. Transier (Chairman) E. William Barnett Steven L. Miller	8

Nominating & Governance Committee	E. William Barnett (Chairman) Donald J. Breeding Kirbyjon H. Caldwell Steven L. Miller Laree E. Perez	4

Summary of Committee Responsibilities and Regulatory Compliance

Audit Committee

The purpose of the Audit Committee, as reflected in its charter, is to oversee:

•	The quality and integrity of the financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence;

•	Our compliance program and the activities of the Corporate Compliance Officer and Chief Risk Officer; and

•	The performance of our internal audit function and independent auditors.

In addition, our Audit Committee annually conducts a review of the Company’s environmental policies and initiatives, including discussions with management about the Company’s policies and initiatives relating to greenhouse emissions, and reviews disclosures regarding deficiencies in the design or operation of internal controls.

The Board has determined that all of the members of the Audit Committee are independent directors within the meaning of the SEC’s rules and regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Board has determined that Ms. Perez, the chairperson of the Audit Committee, and Mr. Transier are qualified as audit committee financial experts within the meaning of the SEC’s rules and regulations. In addition, the Board has determined that each member of the Audit Committee has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. None of the members of our Audit Committee simultaneously serves on the Audit Committee of more than two public companies.

Nominating & Governance Committee

The Nominating & Governance Committee is responsible for advising the Board about and recommending to the Board appropriate corporate governance practices and assisting the Board in implementing those practices. The Nominating & Governance Committee reports to the Board regarding, and recommends to the Board for adoption, appropriate corporate governance guidelines and modifications to these guidelines. In addition, the Nominating & Governance Committee assists the Board in identifying individuals qualified to become board members, and recommends to the Board director nominees for election at the Annual Meeting of Stockholders or for appointment to fill vacancies. The Nominating & Governance Committee leads the Board in its annual review of the performance of the Board and its committees. The Nominating & Governance Committee also annually reviews relationships between each director and the Company and reports the results of its review and makes appropriate recommendations for final action to the Board. The chairman of the Nominating & Governance Committee is designated as the Lead Director who, in turn, is responsible for presiding over meetings of non-management directors and working with the Chairman of the Board to set agenda items for the Board’s consideration.

The Board has determined that all of the members of the Nominating & Governance Committee are independent directors within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Compensation Committee

The Compensation Committee, in accordance with its charter, has direct responsibility for the following:

•	Review, evaluation and approval of our agreements, plans, policies and programs to compensate our officers and directors;

•	Oversight of our plans, policies and programs to compensate our employees;

•	The production of a report on executive compensation each year for inclusion in our proxy statement for the Annual Meeting;

•	Evaluation of the performance of the Chief Executive Officer and our executive management; and

•	The determination of compensation of the Chief Executive Officer and such other members of our executive management as the Compensation Committee deems appropriate.

The Board has determined that all of the members of the Compensation Committee are independent directors within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Director Nominations

Director Qualifications and Nomination Process

The Nominating & Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may retain a third-party executive search firm to assist it in identifying candidates.

Once the Nominating & Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines and its charter, including:

•	A candidate’s experience;

•	Independence (as defined by applicable New York Stock Exchange and SEC rules and regulations);

•	Knowledge;

•	Commitment to our core values;

•	Skills, expertise, independence of mind and integrity;

•	Relationships with the Company;

•	Service on the boards of directors of other companies;

•	Openness, ability to work as part of a team and willingness to commit the required time; and

•	Familiarity with the Company and its industry.

The Nominating & Governance Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors and the need for Audit Committee expertise.

In connection with its evaluation, the Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others, as appropriate, may interview prospective nominees in person. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

We did not pay a fee to any third party to assist in the process of identifying or evaluating nominees for election as Class III directors at the Annual Meeting nor did we receive any director candidates for election as Class III directors at the Annual Meeting put forward by a stockholder or group of stockholders who beneficially own more than 5% of our common stock.

Submission of Stockholder Nominations to the Board of Directors

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company at Reliant Energy, Inc., P.O. Box 1384, Houston, Texas 77251-1384. The notice should be addressed to the attention of the Corporate Secretary or the Chairman of the Nominating & Governance Committee in care of the Corporate Secretary. The notice should include whatever supporting material the stockholder considers appropriate. The Nominating & Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described in “Additional Information—Stockholder Proposals” below.

Stockholder Communications to the Board

Stockholders and other parties interested in communicating directly with the Chairman of the Nominating & Governance Committee (who is designated as the Lead Director), the non-management directors as a group or the Board regarding the Company may do so by writing in care of the Corporate Secretary at P.O. Box 1384, Houston, Texas 77251-1384. Instructions on how to communicate with the Board are also available on our Investor Relations website, which can be reached through a link at http://www.reliant.com/corporate.

Additionally, under the terms of our Business Ethics Policy, anyone desiring to raise a complaint or concern regarding accounting issues or other compliance matters directly with the Audit Committee has the ability to do so by contacting Pinkerton Compliance Services at the following address:

Reliant Energy Compliance Hotline

P.M.B. 3767

Pinkerton Compliance Services

13950 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Such concerns will be forwarded directly to the Chairman of the Audit Committee.

The Nominating & Governance Committee of the Board has approved a process for handling letters or other communications received by the Company and addressed to non-management members of the Board. Under this process, our Corporate Secretary reviews all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or subcommittees thereof or that he otherwise determines requires their attention. The Corporate Secretary has the discretion to not forward unsolicited marketing materials, mass mailings, unsolicited publications, surveys and questionnaires, resumes and other forms of job inquiries and requests for business contacts or referrals. In addition, the Corporate Secretary may handle, in his discretion, any director communication that is an ordinary course of business matter, including routine questions, complaints, comments and related communications that can appropriately be handled by management. In addition, directors may at any time request copies of all correspondence received by the Company that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department or Corporate Compliance Officer and handled in accordance with procedures established by the Audit Committee with respect to such matters.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1: Election of Directors

Our Board is divided into three classes having staggered terms. Our Chairman and Chief Executive Officer, Joel V. Staff, together with Kirbyjon H. Caldwell and Steven L. Miller are designated as our Class I directors. The term of office for our Class I directors expires at our 2006 Annual Meeting. The term of office for our Class II directors, Laree E. Perez and William L. Transier, will expire at our 2007 Annual Meeting. The term of office for our Class III directors, E. William Barnett and Donald J. Breeding, expires at our 2005 Annual Meeting. Following election to the Board, each class of directors will serve for a term of three years and until their successors are elected and qualified.

Based on recommendations from our Nominating & Governance Committee, our Board has nominated its current Class III directors, Messrs. E. William Barnett and Donald J. Breeding, for reelection to our Board as Class III directors with their term of office expiring at our 2008 Annual Meeting. We have no reason to believe that either Mr. Barnett or Mr. Breeding will be unavailable for election; however, if either nominee becomes unavailable for election, our Board can name a substitute nominee and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

OUR BOARD RECOMMENDS A VOTE FOR THE CLASS III DIRECTOR NOMINEES.

We describe the principal occupations and other information about our nominees to our Board and its incumbent members below.

Class III Director Nominees—Term Expiring 2008

E. William Barnett, Age 72	Director since October 2002

Mr. Barnett is a member of the Board of Directors of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., and is a member of its audit and conflicts committee and chairman of its governance committee. In addition, he is a member of the Board of Directors of numerous educational, health care and community organizations, including chairman of the Board of Trustees of Rice University and Life Trustee of The University of Texas Law School Foundation. Mr. Barnett was managing partner of the law firm Baker Botts LLP from January 1984 to December 1997.

Donald J. Breeding, Age 70	Director since October 2002

Mr. Breeding has been President and Chief Executive Officer of Airline Management, LLC, an aviation and airline consulting company, since 1997. Mr. Breeding also serves on the Board of Directors of Pinnacle Airlines, Inc. and is chairman of its nominating and corporate governance committee and a member of its compensation committee.

Incumbent Class I Directors—Term Expiring 2006

Joel V. Staff, Age 61	Director since October 2002

Mr. Staff has served as Chairman and Chief Executive Officer of the Company since April 2003. From May 2001 to May 2002, he was Executive Chairman of National-Oilwell, Inc. (now National Oilwell Varco, Inc.), an international oil and gas services and equipment company. From July 1993 to May 2001, Mr. Staff served as Chairman, President and Chief Executive Officer of National-Oilwell, Inc. He also serves on the Board of Directors of ENSCO International Incorporated and is a member of its nominating, governance and compensation committee.

Kirbyjon H. Caldwell, Age 51	Director since August 2003

Pastor Caldwell has served as Senior Pastor of Windsor Village United Methodist Church since June 1982. He also serves on the Board of Directors of Continental Airlines and is a member of its human resources committee and its corporate governance committee.

Steven L. Miller, Age 59	Director since August 2003

Mr. Miller has served as Chairman and President of SLM Discovery Ventures, Inc., a company pursuing commercial ventures in support of volunteerism, social outreach and higher education academic achievement, since September 2002. From January 2003 to September 2004, Mr. Miller served as Chairman of CEO Initiative-Diversity Best Practices, and from February 2003 to December 2004, he served as Chairman of Momentum Bio Ventures, Inc., a venture capital/management services company focusing on biotechnology and life sciences. From July 1999 to September 2002, he served as Chairman, President, and Chief Executive Officer of Shell Oil Company, a Houston-based affiliate of the Royal Dutch/Shell Group of Companies, an international petroleum company. Mr. Miller also serves on the Board of Directors of Applied Materials, Inc. and is the chairman of its human resources and compensation committee and a member of its corporate governance and nominating committee.

Incumbent Class II Directors—Term Expiring 2007

Laree E. Perez, Age 51	Director since April 2002

Ms. Perez has served as an independent financial consultant with The Medallion Company, LLC, an investment advisory/consultation and professional money management company, since September 2002. From February 1996 to September 2002, she served as Vice President of Loomis, Sayles & Company, L.P., an investment advisory/consultation and professional money management firm. Ms. Perez also serves on the Board of Directors of Martin Marietta Materials, Inc. and is a member of its audit committee and its ethics, environment, safety and health committee.

William L. Transier, Age 50	Director since December 2002

Mr. Transier has served as Co-Chief Executive Officer of Endeavour International Corporation, an international oil and gas exploration and production company focused on the North Sea, since February 2004. From March 1999 to April 2003, Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc., an independent oil and gas exploration and production company that merged with Devon Energy Corporation. Mr. Transier serves on the Board of Directors of Endeavour International Corporation. He also serves on the Board of Directors of Cal Dive International, Inc. and is the chairman of its compensation committee and a member of its executive committee and audit committee.

Item 2: Ratification of Appointment of Independent Auditors

Our Audit Committee annually reviews the qualifications, performance and independence of our independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent auditors.

Based on this review, our Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct our annual audit for 2005. Deloitte & Touche LLP has served as our independent auditors since our incorporation in 2000. Although stockholder approval is not required for the appointment of Deloitte & Touche LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the stockholders to ratify the selection of Deloitte & Touche LLP as our independent auditors. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If our stockholders do not ratify the appointment, our Audit Committee may reconsider the appointment. However, even if appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they wish. They will be available to respond to questions from stockholders at the meeting.

OUR BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

Item 3: Stockholder Proposal—Elimination of Classified Board of Directors

We have been notified that Mr. Harold J. Mathis, Jr., whose address is P.O. Box 1209, Richmond, Texas 77406-1209 and who is a holder of 2,523 shares of our common stock intends to present the following proposal for consideration at the Annual Meeting:

RESOLVED: That the stockholders of Reliant Energy, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.

REASONS

It is this proponent’s belief that classification of the Board of Directors is not in the best interest of Reliant Energy, Inc. and its shareholders. This proponent also believes that it makes a Board less accountable to shareholders when all directors do not stand for election each year; the piecemeal election insulating directors and senior management from the impact of poor performance.

At the 2004 annual meeting of CenterPoint Energy, Inc. a majority of the YES/NO vote, 58.31%, 120,037.851 shares were cast in favor of a similar proposal to elect all directors annually.

“The Council of Institutional Investors ‘Council Policies’ state at:

www.cii.org/dcwascii/web.nsf/doc/policies i.cm

The Board of Directors

‘All directors should be elected annually (no classified boards.)’”

It is the strong belief of this proponent, Harold J. Mathis, Jr., P.O. Box 1209, Richmond, Texas 77406, who is the owner of 2523 shares, that classified boards are rapidly becoming a thing of the past as more companies demonstrate a greater commitment to the principles of corporate democracy, adhering to policies that maximize accountability to shareholders.

In fact, a large number of publicly traded companies, including ChevronTexaco, FirstEnergy, American International Group, Halliburton, TXU, ConEdison, CSX Corp., Motorola, General Motors, Nicor, Inc., ExxonMobil, ADM, J.P. Morgan, Chase & Co., Xerox, Bristol-Meyers Squibb, Advanced Micro Devices, Ford Motor Co., Bank of America, Altria Group, Freeport-McMoran Copper & Gold, American Express, Johnson & Johnson, Tyson Foods, Hewlett-Packard, Co., AT&T, Southern Co., Weingarten Realty, Schlumberger, Home Depot, Wells Fargo, Citicorp, Walt Disney Co., IBM, General Electric, Microsoft, Intel and Dell, to name just a few, elect all directors annually as cited in each company’s respective proxy statement for 2004.

Why should Reliant Energy, Inc. shareholders continue the piecemeal approach of waiting three years to complete their evaluation of the entire Board?

REGISTER YOUR VIEWS ON THE TOTAL BOARD’S PERFORMANCE EACH YEAR.

Protect your investment through better corporate governance and board accountability. Vote YES to evaluate director performance each year.

PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL.

Beware! At Reliant Energy, abstentions will have the same effect as a vote against this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THESE REASONS:

The Board of Directors has given the proposal to declassify the Board extensive consideration. For the reasons set forth below, the Board has concluded that it would not be appropriate to take the action requested in the proposal.

The Board believes that a classified board can play an important role in ensuring that the interests of all stockholders are protected in connection with an unsolicited takeover proposal. For example, absent a classified board, a potential acquirer receiving a simple plurality of the votes cast at an annual meeting could replace a majority of the Board with its own nominees and thereby gain control of the Company at a single meeting without paying a premium to the Company’s stockholders. A classified board structure thus encourages a potential acquirer to negotiate with the Board on an arm’s length basis and, by reducing the threat of the imminent removal of a majority of the Board, gives the Board the time and the leverage necessary to evaluate the adequacy and fairness of a takeover proposal, negotiate the best result for all stockholders and consider alternative proposals. The existence of a classified board in and of itself does not prevent a potential acquirer from making a successful proposal to acquire the Company.

The Board disagrees with the proponent’s conclusion that classified boards make directors less accountable to stockholders. The fiduciary duties of directors elected to three-year terms are identical to those of directors elected annually. In addition, the Board believes the quality, integrity and caliber of the individual directors are far more important to a well-functioning board than the term for which they are elected. The Board also notes that, since one-third of its members stand for election each year, stockholders have the opportunity annually to withhold votes from directors in order to express any dissatisfaction they may have with the Board or the Company’s management.

The Board notes that a significant percentage of Fortune 500 companies have classified board structures. In support of classified board structures, many companies believe that electing directors with staggered three-year terms can help assure the continuity and stability of a company’s business strategies and policies. In addition, companies often note that the experience accumulated and knowledge gained by directors over a three-year term can help make directors more effective in fulfilling their responsibilities and that three-year terms can help companies attract and retain qualified individuals who are willing to make the commitment and take on the responsibilities that service as a director entails.

Notwithstanding the Board’s current determination to retain the Company’s classified board structure, the Board is aware that proposals to declassify boards are receiving an increasing level of support from investor groups. As part of its annual evaluation of governance matters, the Board will continue to review the classified board structure. At present, however, the Board believes that retention of the Company’s existing classified board structure is in the best interests of the Company and its stockholders.

Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the stockholders would be required to amend the Certificate of Incorporation. Under the Certificate of Incorporation, a 66 2/3% vote of the outstanding shares would be required for approval. In addition, under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to the Company’s stockholders. While the Board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and all of its stockholders.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table shows the amount of common stock beneficially owned (as defined by the SEC’s rules and regulations) by our directors, the executive officers named in the “Summary Compensation Table” below and the directors and executive officers as a group. Except as otherwise indicated, all information is as of April 1, 2005:

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (1) (2) (3)	Acquirable Within 60 Days (4)	Percent of Class Outstanding (5)
E. William Barnett	9,895	27,839	*
Donald J. Breeding	379	11,447	*
Kirbyjon H. Caldwell	—	—	*
Mark M. Jacobs	143,016	353,778	*
Michael L. Jines	7,022	140,225	*
Steven L. Miller	9,636	1,661	*
Laree E. Perez	2,365	10,833	*
James B. Robb	9,769	26,800	*
Joel V. Staff	362,869	772,189	*
William L. Transier	8,379	40,487	*
Robert W. Harvey (6)	69,491	1,204,637	*
All directors and executive officers as a group (16 persons) (7)	647,555	1,653,466	*

*	Indicates that such director’s or officer’s ownership does not exceed 1% of our outstanding common stock.
(1)	The number of shares shown includes shares that are individually owned or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
(2)	For the named executive officers, the number of shares listed includes the following interest in shares held in Reliant Energy, Inc. Savings Plan (the “Savings Plan”) as of April 1, 2005: Mr. Jacobs—539; Mr. Jines—778; Mr. Robb—122; Mr. Staff—0; and Mr. Harvey—416.
(3)	Excludes unvested time-based restricted stock award units awarded to directors and executive officers. If such award units were included, the number of shares listed as beneficially owned would be as follows: Mr. Barnett—40,634; Mr. Breeding—20,145; Mr. Caldwell—7,500; Mr. Jacobs—280,496; Mr. Jines—8,250; Mr. Miller—9,577; Ms. Perez—10,000; Mr. Robb—19,800; Mr. Staff—404,167; Mr. Transier—39,654; and Mr. Harvey—450,667.
(4)	Reflects the number of shares that could be purchased by exercise of options available at April 1, 2005 or within 60 days thereafter. For the directors, the number of shares listed includes the following time-based restricted stock award units that could be acquired within 60 days upon separation of service from the Company as of April 1, 2005: Mr. Barnett—24,506; Mr. Breeding—8,114; Mr. Miller—1,661; Ms. Perez—7,500; Mr. Staff—7,500; and Mr. Transier—37,154.
(5)	Based on the number of shares outstanding at April 1, 2005.
(6)	Ownership is as of February 21, 2005, the date Mr. Harvey resigned as an officer of the Company. The ownership presented in this table does not give effect to vesting of restricted stock units and options as a result of Mr. Harvey’s resignation. For additional information, see “—Employment Agreements—Resignation of Mr. Harvey.”
(7)	Does not include common stock beneficially owned by Mr. Harvey.

Principal Stockholders

The following table sets forth information about persons whom we know to be the beneficial owners of more than 5% of our issued and outstanding common stock based solely on our review of the Schedule 13G Statement of Beneficial Ownership filed by such person with the SEC as of the date of such filing:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, Texas 75204-2429	24,353,790	8.15%

PEA Capital LLC 1345 Avenue of the Americas, 49th Floor New York, New York 10105	20,842,000	7.00%

Vanguard Windsor Funds—Vanguard Windsor II Fund 100 Vanguard Boulevard Malvern, Pennsylvania 19355	17,167,943	5.75%

Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	16,951,805	5.70%

Donald Smith & Co., Inc. 152 West 57th Street New York, New York 10019	16,696,900	5.59%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. During 2004, all of our officers and directors complied with the reporting requirements of Section 16(a) of the Exchange Act.

STOCK PRICE PERFORMANCE GRAPH

Our common stock trades on the New York Stock Exchange under the symbol “RRI.” The following line graph compares the yearly percentage change in our cumulative total stockholder return on common stock with a general market index (Standard & Poor’s 500 Stock Index), a group of peers used in last year’s proxy statement and a new group of peers selected by us in 2005. An explanation of the changes in our peer group is set forth below.

We operate in two competitive business segments: wholesale energy and retail energy. Our peer group consists of companies that have businesses similar to these segments and includes, in addition to ourselves: Calpine Corp., Constellation Energy Group, Dominion Resources Inc., Dynegy, Inc., Exelon Corp., Mirant Corp., NRG Energy, Inc., Sempra Energy and TXU Corp. (the “New Peer Group”). In 2005, we removed Duke Energy Corp., El Paso Corp. and The Williams Companies from the peer group we used in last year’s proxy statement (the “Old Peer Group”) because these companies either have withdrawn from, or have announced plans to withdraw from or reduce their participation in, the competitive wholesale and retail power markets in which we participate. In 2005, we added Constellation Energy Group, NRG Energy, Inc. and Sempra Energy to our peer group because we believe these companies’ competitive wholesale and retail energy businesses are similar to those in which we participate.

The graph assumes an investment of $100 on May 1, 2001, the date of our initial public offering.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (1) (2)

AMONG RELIANT ENERGY, INC., THE S&P 500 INDEX,

THE NEW PEER GROUP AND THE OLD PEER GROUP

FROM MAY 1, 2001 THROUGH DECEMBER 31, 2004

(1)	Assumes that $100 was invested on May 1, 2001 in our common stock and each index.
(2)	Historical stock price performance is not necessarily indicative of future price performance.

Year-End Data	2001	2002	2003	2004
Reliant Energy, Inc.	$55.03	$10.67	$24.53	$45.50
S&P 500 Index	$91.52	$71.29	$91.74	$101.72
New Peer Group	$64.56	$43.22	$56.53	$79.66
Old Peer Group	$68.05	$31.63	$40.76	$58.13

COMPENSATION OF DIRECTORS

Annual Compensation

Each non-employee director receives an annual retainer of $45,000 and a fee of $2,000 for each Board and committee meeting attended. Those directors who serve on committees, other than the Audit Committee, also receive a $5,000 committee retainer for each committee on which he or she serves. Directors who serve on the Audit Committee receive a $10,000 committee retainer. Directors are permitted to choose to receive their annual and committee compensation in one or a combination of the following forms:

•	Cash.

•	Common Stock. A director who chooses this form will receive his/her compensation in stock at the end of each quarter. In addition, a director electing common stock will receive a 25% premium payable in certificated restricted stock which vests following the end of the director’s current term.

•	Restricted Stock Units. A director who chooses this form will receive his/her compensation plus a 25% premium in restricted stock units. The units attributable to the director’s retainers and fees are vested at the earlier of the director’s termination of service (voluntary or otherwise) as a Board member or the end of the current term. The premium units vest at the end of the director’s current term.

Equity Compensation Grants

In 2004, each non-employee director received an annual grant of 2,500 shares of restricted stock, which vest at the end of his or her current term, and 5,000 stock options, which vest in one-third increments over the following three years. The exercise price of the options was determined on the date of the Company’s annual meeting.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation Tables

The following tables set forth for the periods indicated the cash and non-cash compensation earned by or awarded to our Chief Executive Officer and each of our four next most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year. These persons are referred to collectively as the “named executive officers.”

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary (1)	Bonus (1)	Other Annual Compensation (2)		Restricted Stock Awards (3)	Securities Underlying Options (4)	LTIP Payouts (5)		All Other Compensation (6)
Joel V. Staff (7) Chairman and Chief Executive Officer	2004 2003	$1,000,000 510,389	$993,800 1,518,433	$	— 8,464	$2,072,875 1,501,875	— 1,188,440	$	— —	$29,200 9,579

Mark M. Jacobs (8) Executive Vice President and Chief Financial Officer	2004 2003 2002	575,000 550,000 202,865	549,998 825,000 —		— 24,270 —	— 720,800 959,629	— 212,000 318,667		— — —	106,700 45,700 11,870

Michael L. Jines Senior Vice President, General Counsel and Corporate Secretary	2004 2003 2002	342,500 301,667 261,250	218,817 270,600 89,000		— — 1,990	— 29,370 —	— 16,750 50,300		44,743 4,897 49,751	53,401 42,560 38,099

James B. Robb (8) Senior Vice President, Retail Marketing	2004 2003 2002	326,250 315,000 45,341	195,711 261,900 75,000		— 42,857 5,639	— 67,320 —	— 40,200 —		— — —	38,724 92,938 14,181

Robert W. Harvey (9) Former Executive Vice President, Power Generation and Supply	2004 2003 2002	575,000 575,000 575,000	577,185 860,000 —		697 652 2,701	— 2,141,200 —	— 212,000 340,000		610,125 15,772 237,314	161,100 100,925 154,321

(1)	The amounts reported include salary and bonus earned as well as earned but deferred compensation.
(2)	In accordance with the SEC’s rules and regulations, the amounts reported exclude perquisites and other personal benefits valued at less than $50,000.
(3)	The value of the restricted stock units reported in this column is based on the closing price of our common stock on the date of grant. Except as noted below, none of these restricted stock units will vest in whole or in part within three years from the date of grant.
•	Mr. Staff received (a) 257,500 restricted stock units on February 13, 2004, which vest in three equal annual installments starting on August 28, 2004 and (b) 337,500 restricted stock units on August 28, 2003, which vest in three equal annual installments starting on August 28, 2004.
•	Mr. Jacobs received 205,488 restricted stock units on July 29, 2002, which vest in three equal annual installments starting on July 29, 2003.
This column does not include long term incentive plan awards granted to our named executive officers under the Key Employee Award Program 2004–2006 (the “Key Employee Award Program”). These awards are reported in the table captioned “Long-Term Incentive Plans—Awards in the Last Fiscal Year” below.

The following table and footnotes set forth the number and market value of unvested restricted stock holdings of each named executive officer at December 31, 2004. For purposes of this table, we have assumed that all unvested restricted stock and other stock-based award units had a value at year-end of $13.65 per unit, the closing price of our common stock on December 31, 2004.

	Performance-Based			Time-Based Restricted Stock Units	Total Restricted Stock Units	Value (c) (d)
	Key Employee Awards		Restricted Stock Units (2002-2004) (b)
Name	Stock Settled Shares (a)	Cash Settled Shares (a)
Joel V. Staff	256,000	256,000	—	396,667	908,667	$12,403,305
Mark M. Jacobs	144,000	144,000	25,488	280,496	593,984	8,107,882
Michael L. Jines	64,000	64,000	—	8,250	136,250	1,859,813
James B. Robb	80,000	80,000	—	19,800	179,800	2,454,270

(a)	For purposes of this table, we have included the following stock-based award units granted under the Key Employee Award Program: Stock Settled Shares and Cash Settled Shares (each as defined in “—Long-Term Incentive Plans—Awards in the Last Fiscal Year”). We have assumed that these units vested on December 31, 2004 at 100% payout levels. For additional information, see “—Long-Term Incentive Plans—Awards in the Last Fiscal Year” below.
(b)	The restricted stock units (2002-2004) vested in February 2005 at the 50% payout level.
(c)	All restricted stock and other stock-based units accrue dividend equivalents if dividends are paid on common stock.
(d)	On February 21, 2005, Mr. Harvey resigned from the Company. As of December 31, 2004, Mr. Harvey held 348,000 unvested performance-based restricted stock units and 450,667 unvested time-based restricted stock units with a combined value of $10,901,805. Upon his resignation, Mr. Harvey forfeited his right to receive 144,000 Stock Settled Shares and 144,000 Cash Settled Shares under the Key Employee Award Program. For additional information, see “—Employment Agreements—Resignation of Mr. Harvey.”

(4)	The stock options reported in this column were granted to the named executive officer in the indicated year. All options were granted at fair market value at the date of grant. This column does not include long-term incentive awards under the Key Employee Award Program, which awards entitle the holder to receive stock options subject to the satisfaction of the program’s vesting requirements. These awards are reported under “—Long-Term Incentive Plans—Awards in the Last Fiscal Year” below.
(5)	Amounts reported for 2004 and 2003 represent the dollar value of our common stock paid out in that year based on the achievement of performance goals for the three-year performance period ended in the prior year. Amounts reported for 2002 represent the dollar value of common stock of CenterPoint Energy, Inc., our former parent company, paid out in that year based on the achievement of performance goals for the three-year performance period ended in the prior year plus dividend equivalent accruals during the performance period.
(6)	Amounts reported for 2004 include the following:

Joel V. Staff	Matching and profit sharing contributions to the Savings Plan and the savings restoration component of the Reliant Energy, Inc. Deferral Plan (the “Deferral Plan”).
Mark M. Jacobs	Matching and profit sharing contributions to the Savings Plan and the savings restoration component of the Deferral Plan.
Michael L. Jines	Matching and profit sharing contributions to the Savings Plan and the savings restoration component of the Deferral Plan ($46,192) and the above market interest earned on account balances in the Reliant Energy, Inc. Successor Deferral Plan ($7,209).
James B. Robb	Matching and profit sharing contributions to the Savings Plan and the savings restoration component of the Deferral Plan.
Robert W. Harvey	Matching and profit sharing contributions to the Savings Plan and the savings restoration component of the Deferral Plan ($109,325), the economic benefit of executive life insurance coverage ($1,265) and the loan principal and interest forgiveness in connection with Mr. Harvey’s initial employment ($50,510).

(7)	Mr. Staff has served as Chairman and Chief Executive Officer since April 2003 and has been a member of our Board since October 2002.
(8)	Messrs. Jacobs and Robb became executive officers of the Company in July 2002 and November 2002, respectively.
(9)	On February 21, 2005, Mr. Harvey resigned from the Company. For information regarding severance benefits paid to Mr. Harvey, see “—Employment Agreements—Resignation of Mr. Harvey.”

Option/SAR Grants in Last Fiscal Year

In 2004, we granted no options or stock appreciation rights to our named executive officers. For information regarding long-term incentive plan awards under the Key Employee Award Program (which include a stock option component), see “—Long-Term Incentive Plans—Awards in the Last Fiscal Year.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

During 2004, none of the named executive officers exercised Company stock options. The following table presents the number and the value of unexercised options as of December 31, 2004.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at December 31, 2004 (1)		Value of Unexercised In-the-Money Options at December 31, 2004 (1) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joel V. Staff	—	$—	763,022	425,418	$6,815,010	$3,944,515
Mark M. Jacobs	—	—	283,111	247,556	2,609,078	2,383,625
Michael L. Jines	—	—	117,875	27,934	305,775	160,376
James B. Robb	—	—	13,400	26,800	136,412	272,824
Robert W. Harvey (3)	—	—	949,969	254,668	2,564,403	1,754,415

(1)	Assuming the options under the Key Employee Award Program vest at 100% payout levels, the number of unexercised options in the table would have increased as follows: Mr. Staff—1,088,000; Mr. Jacobs—612,000; Mr. Jines—272,000; and Mr. Robb—340,000. Based on the same assumption, the reported values for unexercised options would have increased as follows: Mr. Staff—$6,038,400; Mr. Jacobs—$3,396,600; Mr. Jines—$1,509,600; and Mr. Robb—$1,887,000. Mr. Harvey forfeited his rights to the awards under the Key Employee Award Program upon his resignation from the Company. For information regarding stock options that may be issued under the Key Employee Award Program, see “—Long-Term Incentive Plans—Awards in the Last Fiscal Year” below.
(2)	The value of unexercised, in-the-money options is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options multiplied by the difference between $13.685, the mean of the high and low sales prices of our common stock on December 31, 2004, and the exercise prices of all such options. The actual value, if any, realized on the options will depend on the difference between the market price of the common stock on the exercise date and the option exercise price.
(3)	On February 21, 2005, Mr. Harvey resigned from the Company. All of Mr. Harvey’s unexercised stock options have vested in accordance with the terms of his severance agreement. For additional information, see “—Employment Agreements—Resignation of Mr. Harvey.”

Long-Term Incentive Plans—Awards in the Last Fiscal Year

In February 2004, the Compensation Committee of the Board awarded units under the Key Employee Award Program to selected officers and senior managers of the Company, including the named executive officers. Each award unit consisted of (a) 16,000 units convertible into an equal number of shares of our common stock on the date of vesting (“Stock Settled Shares”), (b) options to purchase 68,000 shares of our common stock at an exercise price of $8.135 per share (“Options”) and (c) 16,000 cash performance units convertible into an amount in cash equal to the fair market value of one share of our common stock for each cash unit awarded on the date of vesting (“Cash Settled Shares”). During the three-year performance period ending on December 31, 2006, program participants are not eligible to receive any other awards under our Long-Term Incentive Plan.

The award units will not vest unless, in the sole discretion of the Compensation Committee, we meet specified quantitative and qualitative performance goals by December 31, 2006. These goals include (a) reducing our Adjusted Net Debt to Adjusted EBITDA ratio (as defined in note 1 to the table below) to at least 3.5, (b) delivering superior customer value and (c) building a great company for which to work. In determining the achievement of the quantitative goal relating to the reduction of debt by attaining a specified Adjusted Net Debt to Adjusted EBITDA ratio, the Compensation Committee may consider the market conditions in which we operate and our financial flexibility as measured by changes in our credit and analyst ratings and results of operations (e.g., earnings per share, operating costs and cash flows). In determining whether we have met the qualitative goals, the Compensation Committee may consider customer growth/retention/satisfaction rates, plant, environmental and safety performance, employee survey results or any other data it deems relevant.

The Key Employee Award Program does not require the Committee to assign a particular weighting to the various performance objectives. Instead, the program confers upon the Committee discretion to determine the level of achievement (threshold, target and maximum) under the program relative to the performance achieved. If the Committee determines that we have not achieved at least threshold performance levels, the payout will be 0%. Assuming the Committee determines we have achieved at least threshold performance levels, we anticipate payout levels could range from 60% to 140%. However, the Committee has the discretion to increase or decrease payout percentages if it determines that it would be in the Company’s best interest to do so.

The following table sets forth the estimated future payout amounts under the Key Employee Award Program to the named executive officers if the performance goals are met at threshold, target and maximum levels. There is no assurance that the Company will achieve results that would lead to a payout under the program. For additional information, see “—Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

Name	Number of Target Units	Performance Period Until Payout	Estimated Future Payouts (1)
			Threshold Number (2)			Target Number (3)			Maximum Number (4)
			Stock Settled Shares	Options(5)	Cash Settled Shares	Stock Settled Shares	Options(5)	Cash Settled Shares	Stock Settled Shares	Options(5)	Cash Settled Shares
Joel V. Staff	16	2004-2006	153,600	652,800	153,600	256,000	1,088,000	256,000	358,400	1,523,200	358,400
Mark M. Jacobs	9	2004-2006	86,400	367,200	86,400	144,000	612,000	144,000	201,600	856,800	201,600
Michael L. Jines	4	2004-2006	38,400	163,200	38,400	64,000	272,000	64,000	89,600	380,800	89,600
James B. Robb	5	2004-2006	48,000	204,000	48,000	80,000	340,000	80,000	112,000	476,000	112,000
Robert W. Harvey (awards forfeited)(6)	9	2004-2006	86,400	367,200	86,400	144,000	612,000	144,000	201,600	856,800	201,600

(1)	The award units are subject to forfeiture if a recipient ceases to be an employee of the Company for any reason other than a change of control (as defined in the Reliant Energy, Inc. 2002 Long-Term Incentive Plan (the “Long-Term Incentive Plan”)) prior to the end of the three-year performance period. Upon a change of control, all outstanding Target Units will vest immediately and be paid out at target level on a pro rata basis for the portion of the performance period completed with partial years considered full years.

“Adjusted Net Debt to Adjusted EBITDA ratio” is defined as debt plus certain operating lease commitments and our portion of an equity investment’s debt less cash, restricted cash and net margin deposits on energy trading and hedging activities as adjusted on a basis consistent with that used in our earnings presentations divided by earnings (loss) before interest expense, interest income and income taxes before depreciation and amortization further adjusted for the add-back of lease expense, net factoring expense and/or other expenses associated with any off-balance sheet debt as adjusted on a basis consistent with that used in our earnings presentations. In determining the achievement of the quantitative goal, the Compensation Committee is also entitled to consider market conditions and our achievement of financial flexibility as measured by credit ratings, financial measures (e.g., earnings per share, operating costs and cash flows) and analyst ratings. The defined term “Adjusted Net Debt to Adjusted EBITDA ratio” is identical to “debt to adjusted EBITDA” as defined in the Key Employee Award Program. We use the term “Adjusted Net Debt to Adjusted EBITDA ratio” in order to conform the usage of defined terms in the program document to defined terms used in our investor presentations.
(2)	If the performance goals are achieved at threshold performance, the amount payable under the program is equal to 60% of the target award units.
(3)	If the performance goals are achieved at target performance, the amount payable under the program is equal to 100% of the target award units.
(4)	If the performance goals are achieved at maximum performance, the amount payable under the program is equal to 140% of the target award units.
(5)	Stock options issued under the Key Employee Award Program have an exercise price of $8.135 per share, the mean of the high and low sales prices of our common stock on the date of the grant.
(6)	Mr. Harvey’s rights to the awards granted under the Key Employee Award Program were forfeited upon his resignation from the Company.

Equity Compensation Plan Information

This table provides information as of December 31, 2004, with respect to our equity compensation plans.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	26,381,671	(2)	$12.56	18,958,883	(3)

Equity compensation plans not approved by security holders (4)	3,644,017	(5)	$8.27	3,855,725

Total	30,025,688		$12.11	22,814,608

(1)	The weighted average exercise price calculation in column (b) excludes performance vesting and time vesting restricted stock units (which do not have an exercise price).
(2)	This amount includes:
•	22,736,994 shares issuable upon the exercise of outstanding stock options, including 8,758,400 shares issuable upon the exercise of stock options that may be issued pursuant to Key Employee Award Program assuming payout at the maximum (140%) performance level.
•	3,644,677 shares issuable pursuant to outstanding restricted stock units granted under the Long-Term Incentive Plan, including 2,060,800 shares issuable pursuant to the Key Employee Award Program assuming payout at the maximum (140%) performance level.
(3)	This amount represents the number of shares available for issuance pursuant to stock options and other awards (including restricted stock and restricted stock units) that could be granted in the future under the following equity compensation plans: the Long-Term Incentive Plan and the Reliant Energy, Inc. Employee Stock Purchase Plan. Of these shares, 6,948,403 shares are available for issuance under the Long-Term Incentive Plan, with no more than 25% of such shares available for grant as awards other than in the form of options. For additional information regarding our equity compensation plans, see note 11(a) to the consolidated financial statements in our Annual Report on Form 10-K filed for the year ended December 31, 2004.
(4)	The Reliant Energy, Inc. 2002 Stock Plan (“2002 Stock Plan”) permits us to grant awards (stock options, restricted stock, stock appreciation rights, performance awards and cash awards) to all employees other than officers of the Company subject to Section 16 of the Exchange Act. The Board of Directors authorized 6,000,000 shares for grant upon adoption of the 2002 Stock Plan. To the extent these 6,000,000 shares were not granted in 2002, the excess shares were canceled. An additional 6,000,000 shares were authorized for 2003, with no more than 25% available for grant as awards of restricted stock and non-restricted grants of common stock or units denominated in common stock. The total number of shares available for future issuance is adjusted for new grants, exercises, forfeitures, cancellations and terminations of outstanding awards under the 2002 Stock Plan throughout the year. The 2002 Stock Plan is administered by the Compensation Committee, which may delegate to officers of the Company certain of its duties, powers and authority. Awards are not transferable or assignable except (a) by law, will or the laws of descent and distribution; (b) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; or (c) with the approval of the Compensation Committee. For additional information regarding the 2002 Stock Plan, see note 11(a) to the consolidated financial statements in our Annual Report on Form 10-K filed for the year ended December 31, 2004.
(5)	This amount includes 2,639,661 time vesting stock options and 1,004,356 shares of time vesting restricted stock units.

Employment Agreements

We have entered into severance and/or employment agreements with our named executive officers as a means of attracting and retaining certain key employees. The following is a description of the terms and conditions under our severance and/or employment agreements with each of the named executive officers.

Severance Agreements

We have entered into severance and/or employment agreements with each of the named executive officers. As required by its charter, the Compensation Committee of our Board has reviewed and approved each of these agreements. The severance agreement of Mr. Jacobs will become effective upon the expiration of his present employment agreement (described below) on July 31, 2005.

The severance agreements provide for payments and other benefits upon a “Covered Termination,” defined as:

•	Termination of the executive’s employment by the Company that did not result from death, disability or termination for cause; or

•	Termination by the executive for “Good Reason” following a change of control (as defined in the severance agreement).

“Good Reason” is defined as a (a) a significant reduction in duties and responsibilities, (b) a reduction in annual base salary, (c) the failure by the Company to continue certain benefits and material compensation plans (or comparable benefits plans) or (d) a change in the location of the executive’s principal place of employment (generally a relocation of more than 50 miles).

If the payment obligations under the severance agreement are triggered, we are required to provide the following severance benefits:

•	A cash severance payment equal to the product of a multiple (three in the case of Messrs. Staff and Jacobs and two in the case of Messrs. Jines and Robb) times the sum of (a) the executive’s base salary in effect immediately prior to the termination of his employment or, if higher, the base salary in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (“Salary”) and (b) the product of salary multiplied by target annual incentive compensation percentage under our Annual Incentive Compensation Plan (or any successor plan) (“AICP”);

•	A pro rated bonus equal to the product of (a) the executive’s “Salary” and (b) the executive’s target percentage under the AICP in effect immediately prior to the termination of his employment or, if higher, the base salary in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason. The foregoing product is prorated based on the number of days the executive was employed during the bonus year in which his employment was terminated;

•	Any benefits that the executive would have been entitled to receive immediately upon a change of control or, if earlier, a Covered Termination, with respect to any equity based compensation in accordance with applicable plans and agreements;

•	Continuation of life insurance, medical, dental and vision benefits for the executive and his/her eligible dependents at the active employee rate for a period of (a) three years following the date of the executive’s Covered Termination which occurs following a change of control or (b) 18 months following any other Covered Termination; and

•	Outplacement fees (up to $100,000 for Messrs. Staff and Jacobs and up to $50,000 for Messrs. Jines and Robb) incurred within 24 months of termination, financial planning services for a specified period following termination and legal fees.

The severance agreements provide for “gross-up payments” intended to reimburse the executive for any excise taxes imposed by Section 4999 of the Internal Revenue Code in connection with the agreement.

Other Agreements with Named Executive Officers

Mr. Jacobs. In July 2002, we entered into an employment agreement with Mr. Jacobs. Under the agreement, we agreed to employ Mr. Jacobs in the capacity of Executive Vice President and Chief Financial Officer. The employment agreement terminates on July 31, 2005. Upon termination, the employment agreement will be replaced by a severance agreement (as described above).

The employment agreement provides that Mr. Jacobs’ short-term incentive bonus target under our AICP is 100% of his annual base salary with a maximum payout of two times target. In addition, the agreement provides for the payment of a special retention bonus of $650,000 upon the expiration of the agreement, with interest at the rate of 7% per annum, compounded annually, from the effective date of the agreement until paid. The retention bonus is subject, with certain exceptions, to Mr. Jacobs’ remaining in active employment with us through July 31, 2005. Pursuant to the employment agreement, we also granted to Mr. Jacobs the specified number of stock options, time-based restricted stock shares and performance shares identified in the Summary Compensation Table and notes thereto. In 2005, Mr. Jacobs waived his right to collect 10% of his AICP bonus target for 2004.

The agreement also provides for payment of a “Target Bonus” to Mr. Jacobs. The Target Bonus is calculated by adding the fair market value of (a) the initial restricted stock awards to Mr. Jacobs (205,488 shares of common stock) plus (b) the initial stock option grants to Mr. Jacobs (179,334 options to purchase common stock). If the value of the grants does not exceed $1,850,000 on July 31, 2005, we will pay Mr. Jacobs a lump sum cash payment equal to the difference.

Mr. Jacobs can terminate his employment for “Good Reason,” which is defined to include (a) a reduction in base salary, (b) if Mr. Jacobs is no longer reported by the Company pursuant to the Exchange Act as among our five highest compensated officers or (c) an adverse change in his duties, responsibilities and status. Upon termination of employment without cause or good reason, Mr. Jacobs is entitled to receive a severance amount that includes (a) a lump sum payment equal to three-times the sum of his base salary and short-term incentive bonus and (b) the product of his base salary and target incentive award opportunity under the applicable short-term incentive bonus plan in effect immediately prior to termination with the product of such amounts being pro rated based on the number of days that Mr. Jacobs was employed during the bonus year in which his employment was terminated.

Resignation of Mr. Harvey

In February 2005, we entered into an amendment to the severance agreement with Mr. Robert W. Harvey. The amendment amended the definition of “Covered Termination” in the severance agreement to include the voluntary resignation of Mr. Harvey from employment with the Company on that date to confirm his entitlement to the benefits under the agreement. Upon Mr. Harvey’s resignation, the Company paid Mr. Harvey $4,399,521 in cash severance benefits. Pursuant to the terms of his severance agreement, Mr. Harvey became vested under all of his outstanding stock options, restricted stock, performance shares and other equity awards granted prior to January 1, 2004. Mr. Harvey’s rights to awards granted under the Company’s Key Employee Award Program forfeited upon his resignation from the Company. Pursuant to the terms of his severance agreement, Mr. Harvey’s post-termination stock option exercise period was extended to the original term of the stock option grant, which typically runs ten years from the date of the grant.

Certain Relationships and Related Transactions; Compensation Committee Interlocks and Insider Participation

During 2004, the members of the Compensation Committee consisted of William L. Transier, E. William Barnett and Steven L. Miller. All members of the Compensation Committee during 2004 were independent directors and none of them were our employees or former employees. During 2004, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

Mr. Transier is the Co-Chief Executive Officer and a director of Endeavour International Corporation (“Endeavour”). Effective January 2005, a subsidiary of Endeavour subleased from us 16,013 square feet of unused office space in our corporate headquarters building in Houston, Texas. In 2005, it is expected that Endeavour will pay us approximately $192,000 in rent pursuant to the sublease. Based upon the advice of an independent real estate consultant retained by the Company, the Board concluded that the terms of the sublease were (a) fair and reasonable, (b) consistent with subleases entered into in comparable transactions in the Houston market and (c) on terms no more favorable than those that could have been obtained from unrelated parties in a similar transaction.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Overview

The Compensation Committee of the Board of Directors (the “Committee”) reviews the Company’s compensation practices and policies, annually reviews and approves (subject to ratification by the independent directors of the Board) the compensation of the Chief Executive Officer, annually reviews and approves the compensation of the Company’s other senior executives, evaluates the performance of the Chief Executive Officer, and annually prepares this report on executive compensation for inclusion in the proxy statement. The Board of Directors determines the Committee’s membership. The Committee is comprised solely of independent, non-employee directors.

In its report, the Committee presents the following:

•	Compensation Committee Responsibilities. This discussion includes a summary of the responsibilities of the Committee with respect to executive compensation.

•	Executive Compensation Philosophy. This discussion includes compensation policies applicable generally to the Company’s executive officers, including the specific relationship of the Company’s performance to executive compensation during 2004.

•	Compensation of the Chief Executive Officer. This discussion includes the Committee’s basis for the Chief Executive Officer’s compensation in 2004, including the relationship to the Company’s performance in 2004.

Compensation Committee Responsibilities

The charter of the Compensation Committee, which is available on the Company’s Investor Relations website through a link at http://www.reliant.com/corporate, gives the Committee direct responsibility to:

•	Review, evaluate, and approve the agreements, plans, policies and programs of the Company to compensate the officers and directors of the Company;

•	Oversee plans, policies and programs of the Company to compensate the employees of the Company;

•	Produce a report on executive compensation each year and to publish the report in the Company’s proxy statement for its annual meeting of stockholders; and

•	In consultation with the non-management members of the Board, evaluate the performance of the Chief Executive Officer; in consultation with the Chief Executive Officer, evaluate the Company’s executive management; set the compensation of the Chief Executive Officer and such other members of the Company’s executive management as it deems appropriate; and otherwise discharge the Board’s responsibilities relating to compensation of the Company’s officers and directors.

The Committee’s specific responsibilities include:

•	Setting the compensation of the Chief Executive Officer and such other members of executive management as the Committee deems appropriate, including the annual base salary, annual incentive opportunity level, long-term incentive opportunity level and special or supplemental benefits;

•	Taking steps to modify any executive compensation program to ensure payments and benefits are reasonably related to executive and corporate performance and are comparable to programs of peer businesses;

•	Approving all executive officer employment agreements, severance arrangements, and change-in-control agreements and provisions;

•	Recommending to the Board the form and amount of director compensation, taking into account the Company’s belief that director compensation should encourage ownership of the Company’s stock and should be competitive with comparable companies; and

•	Ensuring that stockholders are given the opportunity to vote on equity-compensation plans, as required by law, applicable listing standards, the Company’s certificate of incorporation or bylaws or the Company’s Corporate Governance Guidelines.

In carrying out its responsibilities, the Committee is authorized to engage, and has engaged, outside advisers to consult as the Committee deems appropriate.

Executive Compensation Philosophy

The Committee believes that compensation for executives should (i) be competitive with other companies in order to attract, motivate and retain the talent needed to lead and grow the Company’s business; (ii) be based on performance of the individual and performance of the business; (iii) provide a strong incentive for key managers to achieve the Company’s goals; and (iv) make prudent use of the Company’s resources. The Committee further believes that a substantial portion of executive compensation should be comprised of variable, at-risk elements with the majority of such elements being based on the Company’s long-term success.

In making compensation decisions, the Committee also reviews and considers compensation data for executives at (i) other leading energy companies (in 2004, consisting of Duke Energy Corp., Dynegy, Inc., Entergy Corporation, El Paso Corp, Mirant Corp., and The Williams Companies, Inc.), (ii) corporations of a size comparable to the Company and (iii) companies with whom the Company must compete in hiring and retaining executive management. The Committee’s goal in determining the appropriate level of executive compensation is to offer a competitive pay package, generally between the median and the 75th percentile of the relevant market for the position. Other factors considered by the Committee include individual performance, impact on Company performance, reputation, skills, experience and internal equity.

Components of Executive Compensation

The compensation program for executive officers of the Company consists of the following components: base salary, annual incentive cash payment awards, and long-term incentive awards consisting of stock options, restricted stock awards and/or cash awards.

Base Salary

The Committee annually reviews the base salaries of the Company’s executive officers. The Committee approves adjustments in base salaries based on a variety of factors, including comparative compensation data from the foregoing peer group companies, general energy industry data, results of operations and financial performance, and the Committee’s assessment of the performance, skills and responsibilities of individual executive officers.

Annual Incentive Compensation

The purpose of the Company’s cash-based annual incentive program (“AICP”) is to encourage a high level of corporate performance through the establishment of predetermined corporate goals, the attainment of which requires a high degree of competence and diligence on the part of the Company’s executive officers. Payment of AICP awards, which is calculated as a specified target percentage of the participant’s base salary, is subject to the satisfaction of performance goals at specified achievement levels. The possible ranges of achievement are (i) threshold (resulting in a payout of 20%), (ii) target (resulting in a payout of 100%) and (iii) maximum (resulting in a payout of 200%). Performance below threshold would result in no payout.

For 2004, the Committee established three AICP performance goals:

•	The first goal (25% of the bonus) required the Company to meet specified adjusted EBIT targets in 2004. In March 2005, the Committee determined that the Company had achieved this performance goal at an achievement level of 36%.

•	The second goal (50% of the bonus) required the Company to achieve ongoing cost reductions as measured by total operating costs adjusted to exclude reasonable costs to implement the ongoing cost reductions and certain costs that are subject to external drivers (compressible cost). In March 2005, the Committee determined that the Company had achieved this performance goal at an achievement level of 150%.

•	The third goal (25% of the bonus) related to various strategic initiatives approved by the Committee for each executive officer, including the executive officers named in the “Summary Compensation Table,” based on his or her functional area. Each executive officer in conjunction with the Chief Executive Officer established the strategic goals, the metrics to be used to measure performance and the proposed achievement levels for consideration by the Committee. In March 2005, the Committee reviewed the results and determined the individual achievement levels for the functional areas.

Long-Term Incentives

The purpose of the Company’s long-term incentive program (“LTIP”) is to further the interest of the Company and its stockholders by providing incentives in the form of awards to key employees in order to recognize outstanding performance and individual contributions, and to give participants in the plan an interest parallel to that of stockholders. Awards available under the LTIP consist of stock options, stock appreciation rights, restricted stock, common stock, and/or cash.

In February 2004, the Committee granted performance awards to 26 key employees of the Company (including each of the Company’s named executive officers) under a Key Employee Award Program (“Key Employee Program”) established under the LTIP. The Key Employee Program is intended to provide incentives to the group of key executive and other officers expected to be significant contributors to the achievement of the Company’s three-year strategic plan.

The Key Employee Program represents a change in the Committee’s past practice regarding long-term incentive awards for executive management. Unlike prior LTIP awards, which historically have been granted annually with vesting cycles that were often different, the Key Employee Awards have three-year (cliff) vesting cycles and participants will not receive any additional grants until after the end of the three-year period. The Key Employee Program structure is intended to strengthen the linkage between executive compensation and Company performance under its three-year strategic plan, recognizing that the 2004 to 2006 timeframe is a critical rebuilding period for the Company.

Each of the executive officers named in the “Summary Compensation Table” received Key Employee Award units under the program: Mr. Staff (16), Mr. Jacobs (9), Mr. Jines (4), and Mr. Robb (5). Mr. Harvey received nine Key Employee Award units that were subsequently forfeited upon his resignation from the Company. An additional 21 executive officers and key employees of the Company received in the aggregate 50 Key Employee Award units. During the term of the program, the Committee can approve additional grants of Key Employee Award units to new employees and existing employees who subsequently are identified as key employees.

Each unit consists of: (i) 68,000 stock options (exercise price of $8.135 per share), (ii) 16,000 stock-settled restricted performance units (convertible into an equal number of shares of common stock) on the date of vesting and (iii) 16,000 cash performance units (convertible into a cash amount equal to the market value of one share of the Company’s common stock on the date of vesting). Awards granted under the Key Employee Program are forfeited if the participant ceases for any reason to be an employee of the Company before the award vests, except in the case of a change of control.

No awards will be paid under the Key Employee Program unless the Company meets the following performance goals: (i) achieving an Adjusted Net Debt to Adjusted EBITDA ratio of at least 3.5 as of December 31, 2006, subject to Committee discretion based on market conditions, (ii) delivering superior customer value and (iii) building of a great company for which to work. The amount of payout (60% to 140% of the targeted award) will depend on the Company’s achievement of the performance goals as determined in the Committee’s discretion. The Committee has the discretion to increase or decrease payout percentages if it determines that it would be in the Company’s best interest to do so. For additional information regarding the plan, see the table captioned “Long-Term Incentive Plans—Awards in Last Fiscal Year” in this proxy statement.

Performance goals under the Key Employee Program are intended to be measurable on an objective basis. For example, performance goals based on results of operation (e.g., Adjusted Net Debt to Adjusted EBITDA ratio) are calculated on a basis consistent with that used in investor presentations. Measurement of performance objectives relating to superior customer value and building a great company to work are based on survey results, third party reports and publicly available data.

In connection with the design and approval of the program, the Committee relied upon the advice of an independent compensation consultant. The consultant confirmed, among other things, that the value of the proposed Key Employee Award units represented a reasonable compensation level and was competitive with similarly situated companies.

Perquisites

The Company’s philosophy is not to provide substantial personal benefits or perquisites to its executives. For example, the Company does not provide personal use of an airplane, automobile or lodging to its executives. The Company does provide up to $5,000 per year to each executive officer in reimbursement for specified financial planning services and a one-time allowance of $5,000 for estate planning services.

Limitation of Deductions

Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid to the Company’s named executive officers to $1,000,000 per year for federal income tax purposes, but contains an exception for certain performance-based compensation. In making compensation decisions, the Committee considers the potential deductibility of proposed compensation arrangement for the Company’s executive officers. However, the Committee may elect to approve non-deductible compensation arrangements if the Committee believes that such arrangements are in the best interests of the Company and its stockholders. As part of its analysis, the Committee may take into account a variety of factors, including the Company’s ability to utilize the deduction based on projected taxable income. In the opinion of the Company’s tax advisors, some or all of the components of the Key Employee Award units will not be deductible to the extent they exceed the Section 162(m) limit.

Compensation of the Chief Executive Officer

The Committee determined the compensation of Mr. Staff in accordance with the compensation principles and plans discussed in this report and the Committee’s charter. In June 2004, the Committee approved a base salary for Mr. Staff of $1,000,000, which was the same as his base salary for 2003, and established a target 2004 AICP award for Mr. Staff equal to 100% of his base salary. The Committee believes that the resulting total cash compensation (base salary plus annual bonus at target) is slightly under the market median for chief executive officers at companies similarly situated to the Company.

The Committee designated the following performance goals for Mr. Staff as described more fully above: Adjusted EBIT, weighted at 25%, and compressible costs, weighted at 50%. Mr. Staff’s strategic initiatives were weighted 25% and were designated by the Committee as follows: (i) achievement of gross proceeds on asset sales, (ii) percentage of stock owned by targeted institutions and (iii) favorable ratings on employee survey questions. In March 2005, the Committee approved an AICP Award for Mr. Staff for 2004 performance in the amount of $993,800, which was 99.38% of his target award.

In February 2004, the Committee approved a grant of 16 award units under the Key Employee Program. Mr. Staff’s goals are the same as those for all other participants in the program.

Additionally, in February 2004, the Committee approved a grant of 257,500 restricted stock unit shares pursuant to the Company’s Long Term Incentive Plan to Mr. Staff. The Committee approved the grant intending that it represent an additional component of Mr. Staff’s compensation package in connection with Mr. Staff’s appointment as the Company’s full-time chief executive officer. In making the grant, the Committee took into account competitive salary information for chief executive officers in other companies. The forfeiture restrictions on the restricted stock units lapse beginning on August 28, 2004 and thereafter on each of the following two anniversaries.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Compensation Committee,

William L. Transier, Chairman

E. William Barnett

Steven L. Miller

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available at http://www.reliant.com/corporate. The Audit Committee’s duties include appointing the Company’s independent auditors, pre-approving both audit and non-audit services to be provided by the independent auditors and assisting the board in providing oversight to the Company’s financial reporting process.

Each member of the Audit Committee is an independent director as determined by the Board of Directors, based on New York Stock Exchange listing rules. Each member of the Committee also satisfies the Securities and Exchange Commission’s (“SEC”) additional independence requirements for members of audit committees. In addition, our Board of Directors has designated Ms. Laree E. Perez and Mr. William L. Transier as “audit committee financial experts,” as defined by the SEC’s rules and regulations.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent auditors the annual and all quarterly financial statements prior to their issuance in the Company’s periodic reports filed with the SEC. In connection with such financial statement and disclosure reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussions with the independent auditors of the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee), including the quality of the Company’s accounting principles, the reasonableness of management’s significant accounting judgments and estimates and the clarity and completeness of disclosures in the financial statements.

In addition, the Audit Committee has received from the independent auditors written disclosures and a letter as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent auditors their independence from the Company and its management, and considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

The Audit Committee also reviewed and discussed with the Company’s management and independent auditors the Company’s progress in complying with Section 404 of the Sarbanes-Oxley Act of 2002, including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and its independent auditor’s evaluation of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee,

Laree E. Perez (Chairman)

Donald J. Breeding

William L. Transier

Principal Accounting Firm Fees

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, which includes Deloitte Consulting (collectively, “Deloitte & Touche”) for 2003 and 2004:

	2003	2004
Audit Fees	$4,985,279	$6,966,486
Audit-Related Fees	712,902	762,030
Tax Fees	1,370,202	69,575
All Other Fees	343,802	—

Total	$7,412,185	$7,798,091

Audit Fees. This category includes the audit of our annual financial statements and, beginning in 2004, fees for the audit of our internal controls over financial reporting, which totaled $3.2 million. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, audit procedures related to restatements of prior periods, including those caused by discontinued operations, reviews of offering documents and registration statements for debt and issuance of related comfort letters and the preparation of any written communications on internal control matters.

Audit-Related Fees. This category consists of assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include any benefit plan or subsidiary audits and consultation with respect to adoption of new requirements for reporting on internal controls over financial reporting.

Tax Fees. This category consists of professional services rendered by Deloitte & Touche for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees. This category consists of fees for business insurance claims consulting in 2003. In addition to the service fees presented in 2003, we purchased software and hardware from Deloitte & Touche affiliates totaling $2,545,950. These purchases were competitively bid.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit services, permissible non-audit services and related fees were pre-approved by the Audit Committee of the Board, which concluded that the provision of such services by Deloitte & Touche was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for review and pre-approval by the Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditors.

Policy on the Rotation of Independent Auditors

Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate the Company’s independent auditors.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Our Board does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the Proxy Holders to vote as they think best, unless authority to do so is withheld by you in the proxy card.

ADDITIONAL INFORMATION

Stockholder Proposals

Our bylaws require advance notice of proposals by stockholders to be presented for action at an annual meeting. In the case of the 2006 Annual Meeting, the required notice must be received by our Corporate Secretary between February 7, 2006 and March 9, 2006 and if you would like such proposal to be included in the proxy statement for our 2006 Annual Meeting, the proposal must also be received on or before January 6, 2006, see “—Deadline for Inclusion in 2006 Proxy Statement” below. Our bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a stockholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. A copy of our bylaws describing the requirements for notice of stockholder proposals may be obtained by writing our Corporate Secretary.

Our bylaws provide that a stockholder may nominate a director for election if the stockholder sends a notice to our Corporate Secretary identifying any other person making such nomination with the stockholder and providing proof of stockholder status. This notice must be received at our principal executive offices between February 7, 2006 and March 9, 2006. The stockholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. We are not required to include any stockholder-proposed nominee in the proxy statement. A copy of our bylaws describing the requirements for nomination of director candidates by stockholders may be obtained by writing our Corporate Secretary.

Deadline for Inclusion in 2006 Proxy Statement

Although, as discussed above, our bylaws allow a stockholder to present notice of a proposal to be acted on at a stockholder meeting from February 7, 2006 until March 9, 2006, Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. In general, under Rule 14a-8, a proposal for a regularly scheduled annual meeting must be received at the company’s principal executive offices not less than 120 calendar days before the date of the company’s proxy statement released to stockholders in connection with the previous year’s annual meeting or, if the company did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, a reasonable time before the company begins to print and mail its proxy materials. For a special meeting, the deadline is a reasonable time before the company begins to print and mail its proxy materials. In addition to complying with the applicable deadline, stockholder proposals must also be otherwise eligible for inclusion. As a result, any stockholder who intends to present a proposal at the 2006 Annual Meeting and who requests inclusion of the proposal in our 2006 proxy statement and form of proxy in accordance with applicable SEC rules and regulations must submit the proposal to us by January 6, 2006.

We expect to hold our 2006 Annual Meeting on or about June 7, 2006, which is a change of not more than 30 days from this year’s Annual Meeting.

Where to Submit Stockholder Proposals

If you would like to submit a stockholder proposal, you may do so by sending the proposal in writing during the periods specified above to the attention of our Corporate Secretary via mail to Reliant Energy, Inc., P.O. Box 1384, Houston, Texas 77251-1384 or via facsimile to (713) 497-0140.

Multiple Stockholders Sharing the Same Address

In accordance with notices we previously sent to registered stockholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may send written notice to our Assistant Corporate Secretary at Reliant Energy, Inc., P.O. Box 1384, Houston, Texas 77251-1384 or by facsimile at (713) 497-0140. In addition, if you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting our Assistant Corporate Secretary.

Proxy Solicitation Costs

All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by certain of our directors, officers and employees by further mailing, telephone, facsimile, electronic means or personal contact. Such directors, officer and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained Innisfree M&A Incorporated (“Innisfree”), 501 Madison Avenue—20th Floor, New York, New York, 10022, to aid in the solicitation of votes. For these services, we will pay Innisfree a fee of $10,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2004, accompanies the proxy material being mailed to all stockholders. The annual report is not a part of the proxy solicitation material.

ADDITIONAL INFORMATION ABOUT THE COMPANY

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•	Our main Internet site, located at http://www.reliant.com, contains product and marketing data as well as job listings. A link to our investor relations site can be found at http://www.reliant.com/corporate. Our investor relations site contains our press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings.

•	You may read and copy the proxy statement at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov.

•	To have information such as our latest quarterly earnings release, Annual Report on Form 10-K or Quarterly Reports on Form 10-Q mailed to you, please contact investor relations at (713) 497-7000 or via our website, which can be reached through a link located at the following web address: http://www.reliant.com/corporate.

RELIANT ENERGY, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Reliant Energy, Inc.

common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free at 1-866-233-5368 on a touch-tone telephone and follow the simple recorded instructions. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you wish to vote on each proposal separately, you need to respond to only a few simple prompts. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1-610-560-0240.)

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/rri and follow the simple instructions on the screen. Please note you must type an “s” after http.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Reliant Energy, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156

ê TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ê

☒	Please mark your vote as in this example

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2					THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3

WITHHOLD
			AUTHORITY	FOR ALL
1.	Election of directors	FOR ALL	FOR ALL	EXCEPT	3.	Stockholder proposal regarding the elimination of a classified Board of Directors	FOR	AGAINST	ABSTAIN
	01 – E. William Barnett 02 – Donald J. Breeding	☐	☐	☐			☐	☐	☐
To withhold authority for an individual nominee, mark “For All Except” and write each withheld nominee’s number on the line below:

2.	Proposal to ratify Deloitte & Touche LLP as Reliant Energy, Inc.’s independent auditors for the fiscal year ending December 31, 2005	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date	, 2005

Signature

Signature

NOTE: Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title.

PLEASE VOTE TODAY!

SEE REVERSE

SIDE FOR THREE EASY WAYS TO VOTE.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s annual report and proxy materials via the Internet. To sign up for this optional service, visit www.computershare.com\us\investor.

ê TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ê

RELIANT ENERGY, INC.
ANNUAL MEETING OF STOCKHOLDERS – JUNE 7, 2005 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Laree E. Perez and Steven L. Miller and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Reliant Energy, Inc. held of record or in an applicable plan by the undersigned at the close of business on April 12, 2005, at the Annual Meeting of Stockholders to be held at the Renaissance Pittsburgh Hotel, 107 Sixth Street, Pittsburgh, Pennsylvania, in the Symphony Ballroom, at 9:00 a.m., Eastern Time, on Tuesday, June 7, 2005, or any postponement or adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted for all of the nominees for director in Item 1, for Item 2 and against Item 3. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by Reliant Energy, Inc. or a current or former subsidiary, voting instructions with respect to such plan shares may be provided by completing and returning this proxy card or by use of the telephone or internet service described in the proxy statement. The plan trustee will vote the shares in the undersigned’s account in accordance with the instructions provided. The instructions by proxy card, telephone or Internet must be provided by 12:00 a.m., Central Time, on June 3, 2005.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

IMPORTANT – THIS PROXY CARD MUST BE SIGNED ON THE REVERSE SIDE.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.